                                                                     EXHIBIT 4.2







                           LOAN AND SECURITY AGREEMENT



                            DATED AS OF JUNE 30, 2000



                                 BY AND BETWEEN



                        A-OK CONTROLS ENGINEERING, INC.,



                                  AS BORROWER,



                                       AND



                         LASALLE BUSINESS CREDIT, INC.,



                                    AS LENDER



                                   $3,000,000

                                TABLE OF CONTENTS

1.       DEFINITIONS.............................................................................................1

(a)      General Definitions.....................................................................................1

(b)      Accounting Terms and Definitions........................................................................9

(c)      Uniform Commercial Code Terms...........................................................................9

2.       LOANS...................................................................................................9

3.       [INTENTIONALLY OMITTED]................................................................................10

4.       [INTENTIONALLY OMITTED]................................................................................10

5.       INTEREST, FEES AND CHARGES.............................................................................10

(a)      Rates of Interest......................................................................................10

(b)      Computation of Interest and Fees.......................................................................10

(c)      Maximum Interest.......................................................................................11

(d)      [Intentionally omitted]................................................................................11

(e)      Closing Fee............................................................................................11

(f)      Unused Line Fee........................................................................................11

(g)      Examination and Appraisal Fees.........................................................................11

(h)      Capital Adequacy Charge................................................................................11

6.       LOAN ADMINISTRATION....................................................................................12

(a)      Loan Requests..........................................................................................12

(b)      Disbursement...........................................................................................12

7.       GRANT OF SECURITY INTEREST TO LASALLE..................................................................12

8.       PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN................................13

9.       POSSESSION OF COLLATERAL AND RELATED MATTERS...........................................................13

10.      COLLECTIONS............................................................................................13

11.      SCHEDULES AND REPORTS..................................................................................15

(a)      Daily Reports..........................................................................................15

(b)      Monthly Financial Statements...........................................................................16

(c)      Monthly Reports........................................................................................16

(d)      Annual Financial Statements............................................................................16

(e)      Annual Projections.....................................................................................16

(f)      Accountant's Reports...................................................................................17


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

(g)      Explanation of Budgets and Projections.................................................................17

(h)      Other Information......................................................................................17

(i)      Accompanying Certificates..............................................................................17

12.      TERMINATION............................................................................................17

13.      REPRESENTATIONS AND WARRANTIES.........................................................................18

14.      COVENANTS..............................................................................................22

15.      CONDITIONS PRECEDENT...................................................................................27

16.      DEFAULT................................................................................................28

17.      REMEDIES UPON AN EVENT OF DEFAULT......................................................................30

18.      INDEMNIFICATION........................................................................................31

19.      NOTICES................................................................................................31

20.      CHOICE OF GOVERNING LAW AND CONSTRUCTION...............................................................32

21.      FORUM SELECTION AND SERVICE OF PROCESS.................................................................32

22.      MODIFICATION AND BENEFIT OF AGREEMENT..................................................................32

23.      HEADINGS OF SUBDIVISIONS...............................................................................33

24.      POWER OF ATTORNEY......................................................................................33

25.      WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY...................................................33


                           LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT ("AGREEMENT") is made as of this 30th day of June, 2000, by and between LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("LASALLE"), with an office at Two Honey Creek Corporate Center, 115 South 84th Street, Suite 220, Milwaukee, Wisconsin 53214, and A-OK CONTROLS ENGINEERING, INC., a Michigan corporation ("BORROWER"), with its principal office at 4375 Giddings Road, Auburn Hills, Michigan 48326.

                                   WITNESSETH:

                  WHEREAS, from time to time Borrower may request LaSalle to make loans and advances to and extend certain credit accommodations to Borrower, and the parties wish to provide for the terms and conditions upon which such loans, advances and credit accommodations shall be made;

                  NOW, THEREFORE, in consideration of any loans, advances and credit accommodations (including any loans by renewal or extension) hereafter made to Borrower by LaSalle, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

                  1. DEFINITIONS

                  (a) General Definitions.


                  "ACCOUNT," "ACCOUNT DEBTOR," "CHATTEL PAPER," "COMMERCIAL TORT CLAIM," "DEPOSIT ACCOUNTS," "DOCUMENTS," "ELECTRONIC CHATTEL PAPER," "EQUIPMENT," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS," "INVENTORY," "INVESTMENT PROPERTY" and "LETTER-OF-CREDIT RIGHTS" shall have the respective meanings assigned to such terms in the Uniform Commercial Code.

                  "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by or under common control with Borrower, but shall not include any Subsidiary of Borrower.

                  "BENEFIT PLAN" shall mean an employee pension benefit plan of Borrower or an ERISA Affiliate, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA, each of which is specified on Schedule 13(w) attached hereto.

                  "BORROWING BASE" shall have the meaning specified in paragraph 2 hereof.

                  "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, or such other day as banks in Milwaukee, Wisconsin or Chicago, Illinois are authorized or required to be closed for business.

                  "CAPITAL EXPENDITURES" shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization) in the balance sheet of Borrower.

                  "CHANGE OF CONTROL" shall mean if Nematron shall cease to directly or indirectly, of record or beneficially, own or control in the aggregate one hundred percent (100%") of the voting shares of Borrower free and clear of all liens and security interests.

                  "CLOSING AGENDA" shall have the meaning specified in paragraph 15(a)(i) hereof.

                  "CLOSING DATE" shall mean the date first stated above.

                  "COLLATERAL" shall mean all of the personal property of Borrower described in paragraph 7 hereof, all of the personal property of Nematron described in paragraph 7 of the Nematron Loan Agreement, all of the real property of any Obligor described in the Mortgages and all other real or personal property of any other Obligor or any other Person now or hereafter pledged to LaSalle to secure, either directly or indirectly, repayment of any of the Liabilities.

                  "COMBINED EXCESS AVAILABILITY" shall mean, as of any date of determination by LaSalle, the sum of:

                            (A) the excess, if any, of

                                (i)  the Borrowing Base over

                                (ii) the sum (without duplication) of

                                     (a) outstanding Loans, plus

                                     (b) Borrower's aggregate trade payables and
                                outstanding debt which remain unpaid more than sixty (60) days after the due dates thereof, in each case as of the close of business on such date; plus

                           (B)  the excess, if any, of

                                (i)  the Nematron Borrowing Base over

                                (ii) the sum (without duplication) of

                                     (a) outstanding Nematron Revolving Loans,
                                plus

                                     (b) Nematron's aggregate trade payables and
                                outstanding debt which remain unpaid more than sixty (60) days after the due dates thereof, in each case as of the close of business on such date.

                  "DEFAULT" shall mean any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

                  "DILUTION" shall mean, with respect to any period, the percentage obtained by dividing: (a) the sum of (i) non-cash credits against Accounts of Borrower for such period (but excluding any non-cash credits against Accounts of Borrower which have arisen solely because Borrower's invoice has been delivered to the wrong address of an Account Debtor and for which the Borrower has rebilled such Account to the correct address of such Account Debtor), plus (ii) pending or probable, but not yet applied, non-cash credits against Accounts of Borrower for such period, as reasonably determined by LaSalle, by (b) gross invoiced sales of Borrower for such period.

                  "ELIGIBLE ACCOUNT" shall mean an Account owing to a Borrower which is acceptable to LaSalle in its reasonable discretion for lending purposes. LaSalle shall consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

                           (i)   it is genuine and in all respects is what it
purports to be;

                           (ii)  it is owned by a Borrower and such Borrower has
the right to subject it to a security interest in favor of LaSalle;

                           (iii) it arises from (A) the performance of services
by a Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale of Goods by a Borrower, and such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept and has not returned or offered to return any of the Goods, or has not refused to accept any of the services, which are the subject of such Account, and the applicable Borrower has possession of, or has delivered to LaSalle at LaSalle's request, shipping and delivery receipts evidencing delivery of such Goods;

                           (iv)  it is evidenced by an invoice rendered to the
Account Debtor thereunder, is due and payable within thirty (30) days after the stated invoice date thereof and does not remain unpaid more than ninety (90) days past the stated invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid for more than ninety (90) days past the respective invoice dates thereof, then all Accounts owing to the applicable Borrower by that Account Debtor shall be deemed ineligible;

                           (v)   it is not subject to any prior assignment,
claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

                           (vi)  it is a valid, legally enforceable and
unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

                           (vii) it does not arise out of a contract or order
which fails in any material respect to comply with the requirements of applicable law;

                           (viii) the Account Debtor thereunder is not a
director, officer, employee or agent of a Borrower, or a Subsidiary, Parent or Affiliate of Borrower;

                           (ix)   it is not an Account with respect to which the
Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to LaSalle pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

                           (x)    it is not an Account with respect to which the
Account Debtor is located in a state which requires the applicable Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state, or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) the applicable Borrower has taken one of the actions described in clauses (A) or (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election, or (z) such Borrower has proven, to LaSalle's satisfaction, that it is exempt from any such requirements under any such state's laws;

                           (xi)   it is an Account which arises out of a sale
made in the ordinary course of the applicable Borrower's business;

                           (xii)  the Account Debtor is a resident or citizen
of, and is located within, the United States of America or Canada;

                           (xiii) it is not an Account with respect to which the
Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or any consignment return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

                           (xiv)  it is not an Account (A) with respect to which
any representation or warranty contained in this Agreement is untrue or (B) which violates any of the covenants of Borrower contained in this Agreement;

                            (xv)  it is not an Account of an Account Debtor
(other than General Motors Corporation) which, when added to such Account Debtor's other indebtedness to Borrower, exceeds the lesser of ten percent (10%) (or, in the case of Delphi Automotive Systems Corp., twenty percent (20%)) of the aggregate of Borrower's Accounts or a credit limit determined by LaSalle in its reasonable credit judgment for that Account Debtor; provided, however, that Accounts excluded from Eligible Accounts solely by reason of this clause (xv) shall be Eligible Accounts to the extent of such credit limit; provided further that upon the request of the Borrower from time to time, LaSalle shall give reasonable consideration to increasing such credit limit with respect to a particular Account Debtor; or

                            (xvi) it is not an Account with respect to which the
prospect of payment or performance by the Account

Debtor is or will be impaired, as determined by LaSalle in its reasonable credit judgment.

                  "ENVIRONMENTAL LAWS" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all references to sections thereof shall include such sections and any predecessor and successor provisions thereto.

                  "ERISA AFFILIATE" shall mean any member of a controlled group of entities as determined under Section 414(b), (c), (m), or (o) of the IRC, of which the Borrower is a member.

                  "EVENT OF DEFAULT" shall have the meaning specified in paragraph 16 hereof.

                  "EXHIBIT A" shall mean the exhibit entitled "Exhibit A - Business and Collateral Locations" which is attached hereto and made a part hereof.

                  "EXHIBIT B" shall mean the exhibit entitled "Exhibit B - Officer's Certificate", which is attached hereto and made a part hereof.

                  "FISCAL YEAR" shall mean, with respect to Borrower (and notwithstanding the proviso in paragraph 14(l) hereof), the twelve (12) month period commencing January 1 of each calendar year and ending December 31 of such calendar year.

                  "GAAP" shall mean generally accepted accounting principles and policies in the United States as in effect from time to time.

                  "HAZARDOUS MATERIALS" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

                  "INDEMNIFIED PARTY" shall have the meaning specified in paragraph 18 hereof.

                  "IRC" shall mean the Internal Revenue Code of 1986, as amended.

                  "LASALLE BANK" shall mean LaSalle Bank National Association and its successors and assigns.

                  "LIABILITIES" shall mean any and all obligations, liabilities and indebtedness of Borrower or Nematron to LaSalle or to any parent, affiliate or subsidiary of LaSalle of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

                  "LOAN" or "LOANS" shall mean any and all Loans made by LaSalle to Borrower pursuant to paragraph 2 hereof and all other loans, advances and financial accommodations made by LaSalle to or on behalf of Borrower hereunder.

                  "LOAN COMMITMENT" shall mean the sum of Three Million Dollars ($3,000,000).

                  "LOCK BOX" and "BLOCKED ACCOUNT" shall have the meanings specified in paragraph 10 hereof.

                  "MATERIAL ADVERSE EFFECT" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the business, property, assets, operations, condition (financial or otherwise) or prospects of Borrower.

                  "MORTGAGE" shall mean each mortgage or deed of trust executed by Borrower, Nematron or any other Obligor in favor of LaSalle to secure the Liabilities.

                  "MULTIEMPLOYER PLAN" shall mean a plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

                  "NEMATRON" shall mean Nematron Corporation, a Michigan corporation, and its successors and assigns.

                  "NEMATRON BORROWING BASE" shall mean the "Borrowing Base" as such term is defined in the Nematron Loan Agreement.

                  "NEMATRON LOAN AGREEMENT" shall mean that certain Amended and Restated Loan and Security Agreement dated as of June 30, 2000, by and between Nematron and LaSalle, as amended, restated, supplemented or otherwise modified from time to time.

                  "NEMATRON REVOLVING LOANS" shall mean the "Revolving Loans" as such term is defined in the Nematron Loan Agreement.

                  "NOTE" shall mean the Revolving Credit Note in the original principal amount of Three Million Dollars ($3,000,000), executed by Borrower to the order of LaSalle, dated as of the Closing Date.

                  "OBLIGORS" shall mean, collectively, Borrower, Nematron, and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities, and each such person is an "OBLIGOR"; provided, however, that such term shall not include any Account Debtor.

                  "ORIGINAL TERM" shall have the meaning specified in paragraph 12 hereof.

                  "OTHER AGREEMENTS" shall mean all agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to LaSalle or to any parent, affiliate or subsidiary of LaSalle in connection with the Liabilities or the transactions contemplated hereby.

                  "PARENT" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding stock or other similar ownership interest of Borrower or any Subsidiary or Borrower.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereof.

                  "PERMITTED INVESTMENT" shall mean

                  (a) Investments in direct obligations of, or obligations fully guarantied by, the United States of America or any agency of the United States of America the obligations of which agency carry the full faith and credit of the United States of America, provided that such obligations mature within one
(1) year from the date of acquisition thereof;

                  (b) Investments in any obligation of any state or municipality thereof that at the time of acquisition thereof have an assigned rating of "A", "A-2" or higher by Standard & Poors (or an equivalent or higher rating by another credit rating agency of recognized national standing in the United States of America), provided that such obligations mature within one (1) year from the date of acquisition thereof;

                  (c) Investments in negotiable certificates of deposit issued by commercial banks organized under the laws of the United States of America or any state thereof, having capital, surplus and undivided profits aggregating at least Fifty Million Dollars ($50,000,000) and the long-term unsecured debt obligations of which are rated "A", "A-2" or higher by Standard & Poors (or an equivalent or higher rating by another credit rating agency of recognized national standing in the United States of America), provided that such certificates of deposit mature within one (1) year from the date of acquisition thereof; and

                  (d) Investments in corporate debt obligations (including commercial paper) of corporations organized under the laws of the United States of America or any state thereof that at the time of acquisition thereof have an assigned rating of "A", "A-2" or higher by Standard & Poors (or an equivalent or higher rating by another credit rating agency of recognized national standing in the United States of America).

                  "PERMITTED LIENS" shall mean (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts which are either (x) not yet due or declared to be due by the claimant thereunder or (y) being contested in good faith by appropriate proceeding and as to which Borrower maintains reserves adequate to discharge such lien, (ii) liens or security interests in favor of LaSalle, (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business, (iv) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings, (v) liens incurred or deposits made in the ordinary course of Borrower's business in connection with capitalized leases or purchase money security interests for purchase of, and applying only to, Equipment included in the permitted borrowings under paragraph 13(p) or permitted as Capital Expenditures under paragraph 14(m), (vi) liens securing indebtedness owing by any Subsidiary of Borrower to Borrower to the extent such indebtedness is permitted under paragraph 14(l), or to any other Subsidiary of Borrower,
(vii) deposits to secure performance of bids, trade contracts, leases and statutory obligations (to the extent not excepted elsewhere herein); (viii) liens specifically permitted by LaSalle in writing as set forth on Schedule 1(a) attached hereto; (ix) any lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by an lien permitted by any of the foregoing subparagraphs (i) through (viii) inclusive; provided, that (a) such indebtedness is not secured by any additional assets, and (b) the amount of such indebtedness is not increased, (x) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (xi) securities and other properties held at banks or financial institutions to secure the payment or reimbursement under overdraft, acceptance and other facilities, (xii) rights of setoff, banker's lien and other similar rights arising solely by operation of law, (xiii) liens in the nature of any minor imperfections of title, including but not limited to easements, covenants, rights of way or other similar restrictions which would not materially adversely affect the use of the property to which they relate, have a material adverse effect on the sale or lease of such property or render title thereto unmarketable and (xiv) liens securing appeal bonds.

                  "PERSON" shall mean any individual, sole proprietorship, partnership, limited liability company venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

                  "PROHIBITED TRANSACTION" shall mean a prohibited transaction in Section 4975 of the IRC and Section 406 of ERISA.

                  "REFERENCE RATE" shall mean the publicly announced Reference Rate of LaSalle Bank in effect from time to time. The Reference Rate is not intended to be the lowest or most favorable rate of LaSalle Bank in effect at any time.

                  "RENEWAL TERM" shall have the meaning specified in paragraph 12 hereof.

                  "REPORTABLE EVENT" shall mean a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Benefit Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

                  "STANDARD FEDERAL" shall mean Standard Federal Bank, Troy, Michigan, and its successors and assigns.

                  "SUBSIDIARY" of a Person shall mean any corporation or company of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person or by any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person.

                  "TERM" shall have the meaning specified in paragraph 12 hereof.

                  "UNIFORM COMMERCIAL CODE" means the Uniform Commercial Code as from time to time enacted and in effect in the State of Michigan or any other jurisdiction of mandatory applicability.

                  (b) Accounting Terms and Definitions. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the financial statements delivered by Borrower to LaSalle on or before the Closing Date. All accounting determinations for purposes of determining compliance with the financial covenants contained in paragraph 14(m) shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited financial statements delivered to LaSalle by Borrower on or before the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited financial statements delivered to LaSalle by Borrower on or before the Closing Date, the certificates required to be delivered pursuant to paragraph 11(b) demonstrating compliance with the covenants contained herein shall include, at the election of Borrower or upon the request of LaSalle, calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

                  (c) Uniform Commercial Code Terms. Borrower acknowledges and agrees that, with respect to any capitalized terms used herein that is defined in either (i) Article 9 of the Uniform Commercial Code as in effect in Michigan or any other jurisdiction of mandatory applicability as of the Closing Date, or
(ii) Article 9 of the Uniform Commercial Code as in effect at any relevant time in Michigan or any other jurisdiction of mandatory applicability the meaning to be ascribed thereto with respect to any particular item or type of Collateral shall be that under the more encompassing of the two definitions.

                  2. LOANS. Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, absent the existence and continuation of an Event of Default, LaSalle shall make such revolving loans and advances (the "LOANS") to Borrower as Borrower shall from time to time request, in accordance with the terms of this paragraph 2. The aggregate unpaid principal amount of all Loans outstanding at any one time made to Borrower shall not exceed the lesser of (i) an amount equal to eighty-five percent (85%) of the face amount of Eligible Accounts, less such reserves as LaSalle elects to establish from time to time in the exercise of its reasonable discretion, including, without limitation, a Dilution reserve if Dilution exceeds 5% (the "BORROWING BASE") or
(ii) the Loan Commitment. All Loans shall be repaid in full upon the earlier to occur of (A) the end of the Original Term or any Renewal Term, if either LaSalle or both Borrower and Nematron elects to terminate both this Agreement and the Nematron Loan Agreement as of the end of any such term and (B) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement. If at any time the outstanding principal balance of the Loans made to Borrower exceeds (i) the Borrowing Base or (ii) the Loan Commitment, Borrower shall immediately, and without the necessity of a demand by LaSalle, pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Loans. In addition, if at any time the sum of the outstanding principal balance of the Loans exceeds the Loan Commitment, Borrower shall immediately and without the necessity of a demand by LaSalle pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Loans in such order as LaSalle shall determine in its sole discretion. Borrower hereby authorizes LaSalle to charge any of Borrower's accounts to make any payments of principal or interest required by this Agreement. All Loans shall, in LaSalle's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to LaSalle. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by LaSalle.

                  3.  [INTENTIONALLY OMITTED].

                  4.  [INTENTIONALLY OMITTED].

                  5.  INTEREST, FEES AND CHARGES.

                  (a) Rates of Interest. Interest accrued on all Loans shall be due on the earliest of: (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month;
(ii) the occurrence of an Event of Default in consequence of which LaSalle elects to accelerate the maturity and payment of the Liabilities; or (iii) termination of this Agreement pursuant to paragraph 12 hereof. Interest shall accrue on the principal amount of the Loans made to Borrower outstanding at the end of each day at a fluctuating rate per annum equal to the sum of (x) the Reference Rate, plus (y)(i) at all times prior to the repayment in full of the "Special Accommodation Advance" (as defined in the Nematron Loan Agreement), one and one-half percent (1.50%), and (ii) at all times following the repayment in full of the Special Accommodation Advance" (as defined in the Nematron Loan Agreement), one percent (1.00%) (in each case, the amount described in this clause (y) is the "LOAN MARGIN"). The rate of interest payable on Loans shall increase or decrease by an amount equal to any increase or decrease in the Reference Rate, effective as of the opening of business on the day that any such change in the Reference Rate occurs. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest on demand at a rate per annum equal to the rate of interest then in effect under this paragraph 5(a) plus two percent (2%).

                  (b) Computation of Interest and Fees. Interest and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days. For the purpose of computing interest hereunder, all items of payment received by LaSalle shall be deemed applied by LaSalle on account of the Liabilities (subject to final payment of such items) on the second (2nd) Business Day after receipt by LaSalle of good funds in LaSalle's account located in Chicago, Illinois or such other LaSalle office as LaSalle may hereafter designate.

                  (c) Maximum Interest. It is the intent of the parties that the rate of interest and the other charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which LaSalle may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

                  (d) [INTENTIONALLY OMITTED].

                  (e) Closing Fee. Borrower shall pay to LaSalle a closing fee of Thirty Thousand Dollars ($30,000), which shall be fully earned, nonrefundable and due on the Closing Date.

                  (f) Unused Line Fee. Borrower shall pay to LaSalle at the end of each month, in arrears, an Unused Line Fee equal to three-eighths of one percent (0.375%) per annum on the daily average amount by which the Loan Commitment exceeds the sum of the outstanding principal balance of the Loans. The Unused Line Fee shall accrue from the Closing Date until the last day of the Original Term and, if applicable, from the first day to the last day of each Renewal Term.

                  (g) Examination and Appraisal Fees. In addition to the costs and expenses described in paragraph 14(o) hereof, Borrower shall pay to LaSalle
(i) an examination fee of $600 per day (provided that unless a Default or Event of Default shall have occurred, the aggregate amount of such examination fees shall not exceed $7,500 in any calendar year), plus (ii) all out-of-pocket expenses for each examination performed by or at LaSalle's direction of Borrower's books and records and Collateral and such other matters as LaSalle shall deem appropriate in its commercially reasonable judgment, each such fee to be paid upon the completion of each such examination.

                  (h) Capital Adequacy Charge. If LaSalle shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by LaSalle with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the Closing Date, does or shall have the effect of reducing the rate of return on LaSalle's capital as a consequence of its obligations hereunder to a level below that which LaSalle could have achieved but for such adoption, change or compliance (taking into consideration LaSalle's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by LaSalle to Borrower of a written demand therefor ("CAPITAL ADEQUACY DEMAND") together with the certificate described below, Borrower shall pay to LaSalle such additional amount or amounts ("CAPITAL ADEQUACY CHARGE") as will compensate LaSalle for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of

LaSalle claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to LaSalle, and the method by which such amount was determined. In determining such amount, LaSalle may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

                  6.  LOAN ADMINISTRATION.

                  (a) Loan Requests. A request for a Loan shall be made or shall be deemed to be made, each in the following manner: (i) Borrower shall give LaSalle same day notice, no later than 10:30 A.M. (Chicago time) of such day, of its intention to borrow a Loan, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the coming due of any amount required to be paid under this Agreement or any Note, whether on account of interest or for any other Liability, shall be deemed irrevocably to be a request for a Loan on the due date thereof in the amount required to pay such interest or other Liability. As an accommodation to Borrower, LaSalle may permit telephone requests for Loans and electronic transmittal of instructions, authorizations, agreements or reports to LaSalle by Borrower; provided that telephone requests or electronic transmittals may be made only by such persons as the Borrower may from time to time designate in writing to LaSalle (it being understood that LaSalle shall be entitled to rely upon such designation until LaSalle receives and has a reasonable opportunity to act upon the Borrower's written amendment or retraction of such designation), and provided further that LaSalle will not accept a telephone or electronic request to change the account number into which proceeds from the Loans are deposited by LaSalle. Unless Borrower specifically directs LaSalle in writing not to accept or act upon telephonic or electronic communications from Borrower, LaSalle shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of LaSalle's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to LaSalle by Borrower and LaSalle shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each notice of borrowing shall be irrevocable by and binding on Borrower.

                  (b) Disbursement. Borrower hereby irrevocably authorizes LaSalle to disburse the proceeds of each Loan requested by Borrower, or deemed to be requested by Borrower, as follows: (i) the proceeds of each Loan requested under paragraph 6(a)(i) shall be disbursed by LaSalle in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and LaSalle from time to time, or elsewhere if pursuant to a written direction from Borrower; and
(ii) the proceeds of each Loan requested under paragraph 6(a)(ii) shall be disbursed by LaSalle by way of direct payment of the relevant interest or other Liability.

                  7. GRANT OF SECURITY INTEREST TO LASALLE. As security for the payment of all Loans now or in the future made by LaSalle to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to LaSalle and grants to LaSalle a continuing first priority security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower; (b) all Chattel Paper, Electronic Chattel Paper, Instruments, securities and other Investment Property, rights to proceeds of letters of credit, Letter-of-Credit Rights, supporting obligations of every nature, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security interests, security deposits and any rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory) including, without limitation, Equipment, vehicles and fixtures; (e) all Deposit Accounts, deposits and cash and any other property of Borrower now or hereafter in the possession, custody or control of LaSalle or any agent or any parent, affiliate or subsidiary of LaSalle or any participant with LaSalle in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); (f) the Commercial Tort Claims set forth on Schedule 7 hereto, and (g) all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including, without limitation, claims and proceeds of all insurance policies insuring the foregoing property, and all of Borrower's books and records relating to any of the foregoing and to Borrower's business.

                  8. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN. Borrower shall, at LaSalle's request, at any time and from time to time, execute and deliver to LaSalle such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by LaSalle) and do such other acts and things as LaSalle may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of LaSalle (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect LaSalle's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

                  9. POSSESSION OF COLLATERAL AND RELATED MATTERS. Unless an Event of Default has occurred and is continuing, Borrower shall have the right, in the ordinary course of Borrower's business, to (a) sell, lease or furnish under contracts of service any of Borrower's Inventory normally held by Borrower for any such purpose, and (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower to the purchaser.

                  10. COLLECTIONS.

                  (a) Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box ("LOCK BOX") with LaSalle Bank or another bank designated by LaSalle Bank (in each case, "BLOCKED ACCOUNT BANK") and in the name and under exclusive control of, LaSalle. Borrower acknowledges and consents to any arrangement whereby the Blocked Account Bank may arrange for Lock Box or Blocked Account processing to be handled by LaSalle Bank. Borrower shall establish an account (the "BLOCKED ACCOUNT") in LaSalle's name for the benefit of Borrower with Blocked Account Bank and LaSalle Bank. All payments received in the Lock Box shall be deposited in the Blocked Account, and into which Borrower will immediately deposit all payments made for Inventory or services sold or rendered by Borrower and received by Borrower in the identical form in which such payments were made, whether by cash or check. If Borrower, any Affiliate or Subsidiary of Borrower, or any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary of Borrower, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments as proceeds of Borrower's Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, LaSalle and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account. Blocked Account Bank shall acknowledge and agree, in a manner satisfactory to LaSalle, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of LaSalle, that Blocked Account Bank has no right to setoff against such Lock Box or Blocked Account or against any other account maintained by Blocked Account Bank into which the contents of such Blocked Account are transferred, and that Blocked Account Bank shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to LaSalle, funds deposited in the Blocked Account on a daily basis as such funds are collected. Borrower agrees that all payments made to the Blocked Account established by Borrower or otherwise received by LaSalle, whether in respect of the Accounts of Borrower or as proceeds of other Collateral of Borrower or otherwise, will be applied on account of the Liabilities of Borrower in accordance with the terms of this Agreement. If (x) application of such payments or proceeds causes the Loan balance to be less than zero (such deficit is hereinafter referred to as the "EXCESS AMOUNT"), and (y) no Default or Event of Default shall have occurred and be continuing, then LaSalle shall notify the Borrower thereof (whether orally or in writing) and, at Borrower's discretion, make a disbursement in the amount of the Excess Amount (which disbursement shall not, for the avoidance of doubt, accrue interest) to such unrestricted, non-blocked account as the Borrower may direct LaSalle in writing. Borrower agrees to pay all fees, costs and expenses which Borrower incurs in connection with opening and maintaining a Lock Box and the Blocked Account. All of such fees, costs and expenses which remain unpaid by Borrower pursuant to any agreement executed by Borrower relating to the Lock Box or Blocked Account, to the extent same shall have been paid by LaSalle hereunder, shall constitute Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to LaSalle in kind shall be endorsed by Borrower to LaSalle, and, if that endorsement of any such item shall not be made for any reason, LaSalle is hereby irrevocably authorized to endorse the same on Borrower's behalf. For the purpose of this paragraph, Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact (i) to endorse Borrower's name upon said items of payment and/or proceeds of Collateral of Borrower and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any

Account of Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited; and (iv) open and process all mail addressed to Borrower and deposited therein; provided, however, that LaSalle shall not exercise any such powers described in subparagraphs (i), (ii) (except for routine Lock Box payments/proceeds), (iii) and (iv) unless and until an Event of Default has occurred and is continuing.

                  (b) For the purpose of determining Borrower's Borrowing Base hereunder, LaSalle shall, upon receipt by LaSalle at its office in Chicago, Illinois or such other LaSalle office as LaSalle may hereafter designate, of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply such collections or proceeds against the Loans until the balance thereof is zero, and then, (i) if a Default or Event of Default shall have occurred and be continuing, to the other Liabilities in such order as LaSalle shall determine in its sole discretion, and (ii) if no Default or Event of Default shall have occurred and be continuing, as provided in paragraph 10(a).

                  (c) In its reasonable credit judgment, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, at any time or times hereafter, LaSalle may (but shall not be obligated to), following the occurrence and during the continuation of a Default or Event of Default, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by LaSalle in respect thereof and all costs, fees and expenses (including, without limitation, reasonable attorney fees for both inside and outside counsel, all court costs and all other charges relating thereto) incurred by LaSalle shall constitute Loans.

                  (d) Immediately upon Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document including, without limitation, any Chattel Paper, Borrower shall deliver the original thereof to LaSalle together with an appropriate endorsement or other specific evidence of assignment thereof to LaSalle (in form and substance acceptable to LaSalle). If an endorsement or assignment of any such items shall not be made for any reason, LaSalle is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact, to endorse or assign the same on Borrower's behalf.

                  (e) LaSalle shall render to Borrower each month a statement of Borrower's account or accounts, as the case may be, which shall constitute an account stated and shall be deemed to be correct and accepted by and be binding upon Borrower unless LaSalle receives a written statement of Borrower's exceptions thereto within thirty (30) days after such statement was rendered to Borrower.

                  11. SCHEDULES AND REPORTS. Borrower shall furnish or cause to be furnished to LaSalle the following:

                  (a) Daily Reports. Borrower shall provide LaSalle with an executed daily loan report and certificate in LaSalle's then current form on each day on which Borrower requests a Loan, and in any event at least one each week, which shall be accompanied by copies of Borrower's sales journal, cash receipts journal and credit memo journal for the relevant period. Such report shall reflect the activity of Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to LaSalle and shall contain such additional information as LaSalle may reasonably require concerning Accounts included, described or referred to in such report and any other documents in connection therewith requested by LaSalle including, without limitation, but only if specifically requested by LaSalle, copies of all invoices prepared in connection with such Amounts.

                  (b) Monthly Financial Statements. As soon as practicable and in any event within twenty (20) days following the end of each calendar month (except in the case of clause (4)(A), in which case within twenty (20) days following the end of each fiscal quarter): (1) statements of income and cash flows of Nematron and its Subsidiaries, prepared on a consolidated and consolidating basis, for each such month and for the period from beginning of the then current Fiscal Year of Borrower to the end of such month, (2) balance sheets of Nematron and its Subsidiaries, prepared on a consolidated and consolidating basis, as of the end of such month, (3) with respect to such statements of income and cash flows, in comparative form, figures for the corresponding periods in the preceding Fiscal Year of Nematron and Borrower, all in reasonable detail and certified by the chief financial officer of Nematron and Borrower that such statements fairly present the financial condition of Nematron and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and (4) a certificate of Borrower's chief financial officer (A) setting forth, in such form and in such detail as shall be reasonably satisfactory to LaSalle, computations of compliance with the covenants set forth in this Agreement, and (B) stating that an Default or Event of Default either (i) does not exist or (ii) exists, specifying the nature thereof and the actions being taken or proposed to be taken in connection therewith.

                  (c) Monthly Reports. In addition to any other reports, as soon as practicable and in any event within twenty (20) days after the end of each month, (i) a detailed trial balance of Borrower's Accounts aged per invoice date, in form and substance reasonably satisfactory to LaSalle including, without limitation, the names and addresses of all Account Debtors of Borrower, and (ii) a summary and detail of accounts payable (such Accounts and accounts payable divided into fifteen (15) or thirty (30) day intervals as LaSalle may require in its reasonable discretion), including a listing of any held checks.

                  (d) Annual Financial Statements. As soon as practicable and in any event within ninety-five (95) days after the end of each Fiscal Year of Nematron and Borrower: (a) statements of income of Nematron and its Subsidiaries, prepared on a consolidated and consolidating basis, for such Fiscal Year, and a balance sheet of Nematron and its Subsidiaries, prepared on a consolidated and consolidating basis, as of the end of such Fiscal Year, and (2) statements of shareholders equity and cash flows of Nematron and its Subsidiaries, prepared on a consolidated and consolidating basis, for such Fiscal Year, such statements to be presented in accordance with GAAP and (other than the consolidating balance sheet and the consolidating income statement) certified by independent certified public accountants of recognized national standing selected by Nematron and Borrower and reasonably satisfactory to LaSalle (which LaSalle agrees may be Grant Thornton LLP), whose opinion shall be unqualified, in form and substance reasonably satisfactory to LaSalle. Such financial statements shall be in the form filed with the Securities and Exchange Commission to the extent required to be filed therewith.

                  (e) Annual Projections. As soon as practicable and in any event prior to the beginning of each Fiscal Year of Borrower, projected profit and loss, balance sheets, statements of income and cash flow for Borrower, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by LaSalle.

                  (f) Accountant's Reports. As soon as practicable and in any event within ten (10) days of delivery to Borrower, a copy of any letter issued by Borrower's independent public accountants or other management consultants with respect to Borrower's financial or accounting systems or controls, including all so-called "management letters".

                  (g) Explanation of Budgets and Projections. In conjunction with the delivery of the annual presentation of projections or budgets referred to in paragraph 11(e) above, a letter signed by the President or a Vice President of Borrower and by the Treasurer or Chief Financial Officer of Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

                  (h) Other Information. With reasonable promptness, such other business or financial data, reports, appraisals and projections as LaSalle may reasonably request.

                  (i) Accompanying Certificates. All financial statements delivered to LaSalle pursuant to the requirements of this paragraph (except where otherwise expressly indicated) shall be prepared in accordance with GAAP as provided in this Agreement. Together with each delivery of financial statements required by paragraph 11(b) and (d) above, Borrower shall deliver to LaSalle an officer's certificate in the form attached hereto as Exhibit B, which shall include a calculation of financial covenants in the schedule attached to such officer's certificate in form satisfactory to LaSalle.

                  12. TERMINATION.

                  (a) This Agreement shall be in effect from the date hereof until November 12, 2002 ("ORIGINAL TERM") and shall automatically renew itself from year to year thereafter (each such one year renewal being referred to herein as a "RENEWAL TERM") unless (i) the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof; (ii) both Borrower and Nematron elect, or LaSalle elects, to terminate both this Agreement and the Nematron Loan Agreement at the end of the Original Term or at the end of any Renewal Term by giving the other parties written notice of such election at least sixty (60) days prior to the end of the Original Term or the then current Renewal Term, in which case Borrower and Nematron shall pay all of the Liabilities in full on the last day of such term; or (iii) both Borrower and Nematron elect to terminate both this Agreement and the Nematron Loan Agreement at any other time during the Original Term or any Renewal Term upon not less than sixty (60) days' prior written notice to the other parties, in which case Borrower and Nematron shall pay all of the Liabilities in full on the date specified in such written notice. If one or more of the events specified in subparagraphs (i), (ii) or (iii) occurs, this Agreement shall terminate on the date thereafter on which the Liabilities are paid in full; provided, however, that the security interests and liens created under this Agreement, the Nematron Loan Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities shall have occurred. At such time as Borrower and Nematron have repaid all of the Liabilities and both this Agreement and the Nematron Loan Agreement have been terminated, (A) Borrower shall deliver to LaSalle a release, in form and substance reasonably satisfactory to LaSalle, of all obligations and liabilities of LaSalle and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender's indemnification of LaSalle, in form and substance reasonably satisfactory to LaSalle, for checks which LaSalle has credited to Borrower's account, but which subsequently are dishonored for any reason and, (B) LaSalle shall deliver to Borrower a release in form and substance reasonably satisfactory to Borrower.

                  (b) If this Agreement is terminated prior to the end of the Original Term, Borrower agrees to pay to LaSalle, as a prepayment fee, in addition to the payment of all other Liabilities owing by Borrower, an amount equal to: (i) two percent (2%) of the Loan Commitment if this Agreement is terminated during the first year of the Original Term; (ii) one percent (1.0%) of the Loan Commitment if this Agreement is terminated during the second year of the Original Term; and (iii) one percent (1.0%) of the Loan Commitment if this Agreement is terminated during the third year (or portion thereof) of the Original Term; provided, however, that such prepayment fee shall not be payable if this Agreement is terminated (A) at the end of the Original Term pursuant to the terms set forth herein, or (B) at any other time by LaSalle if no Default or Event of Default shall have occurred and be continuing, or (C) by the Borrower following the issuance of any Capital Adequacy Demand, or (D) by the Borrower following the merger of LaSalle with and into, or the sale of substantially all of LaSalle's assets to, any Person which is not an Affiliate of LaSalle and where LaSalle is not the surviving entity, or (E) by the Borrower following any sale, assignment, transfer or other disposition by LaSalle of its rights under this Agreement and the Other Agreements (other than a participation interest herein or therein) to any Person other than an Affiliate of LaSalle; provided, however, that any such prepayment fee shall be waived if Borrower refinances all Liabilities with Standard Federal on or after the last day of the Original Term. In light of the extreme difficulty of accurately calculating actual damages arising out of any early termination, LaSalle and Borrower have agreed that the prepayment fee provided for above is a reasonable estimate of actual damages that would be incurred.

                  13. REPRESENTATIONS AND WARRANTIES. Borrower hereby makes the following representations, warranties and covenants:

                  (a) the financial statements delivered or to be delivered by Borrower to LaSalle at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect the consolidated financial condition of Nematron and its Subsidiaries, and since the date of the consolidated financial statements of Nematron and its Subsidiaries delivered to LaSalle most recently prior to the date of this Agreement, no event or condition has occurred which has had, or is reasonably likely to have, a Material Adverse Effect;

                  (b) the offices where Borrower and each of its Subsidiaries keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower's and each of its Subsidiaries' principal place of business and all of Borrower's and each of its Subsidiaries' other places of business, locations of Collateral and post office boxes are as set forth in Exhibit A;

                  (c) the Collateral, including without limitation the Equipment (except any part thereof which prior to the date of this Agreement Borrower shall have advised LaSalle in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on the first page of this Agreement or on Exhibit A, and at other locations within the continental United States of which LaSalle has been advised by Borrower in writing;

                  (d) Borrower shall immediately give written notice to LaSalle of any use of any such Goods in any state other than a state in which Borrower has previously advised LaSalle such Goods shall be used, and such Goods shall not, unless LaSalle shall otherwise consent in writing, be used outside of the continental United States;

                  (e) no security agreement, financing statement or analogous instrument exists or shall exist with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens;

                  (f) each Account which Borrower shall, expressly or by implication, request LaSalle to classify as an Eligible Account shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the definition of Eligible Account;

                  (g) Borrower and each of its Subsidiaries is and shall at all times during the Original Term or any Renewal Term be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Person, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

                  (h) Borrower and each of its Subsidiaries has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements to the extent each is a party thereto, and perform its obligations hereunder and thereunder; Borrower's and each of its Subsidiaries' execution, delivery and performance of this Agreement and the Other Agreements to which it each is a party does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower or such Subsidiary, and Borrower's and each such Subsidiary's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower's or any such Subsidiary's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower, any such Subsidiary, or any of its property may be bound or affected;

                  (i) except as otherwise disclosed on Schedule 13(i), there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened against Borrower or any of its Subsidiaries which are reasonably likely to have a Material Adverse Effect;

                  (j) Borrower and each of its Subsidiaries has obtained all licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the operation of its business, and Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety), the failure to comply with which would have a Material Adverse Effect on its business, property, assets, operations or condition, financial or otherwise;

                  (k) all written information now, heretofore or hereafter furnished by Borrower to LaSalle is and shall be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been prepared in good faith based upon reasonable assumptions);

                  (l) neither Borrower nor any of its Subsidiaries is conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate;

                  (m) the name of Borrower and (except as set forth in Schedule 13(m)) each of its Subsidiaries has always been as set forth on the first page of this Agreement, in the case of Borrower, and Schedule 13(m), in the case of Subsidiaries, and neither Borrower nor any of its Subsidiaries uses tradenames or division names in the operation of its business, except as otherwise disclosed on Schedule 13(m);

                  (n) this Agreement and the Other Agreements to which Borrower or any of its Subsidiaries is a party are the legal, valid and binding obligations of Borrower and its Subsidiaries to the extent each is a party, and are enforceable against Borrower and its Subsidiaries in accordance with their respective terms to the extent each is a party, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally;

                  (o) Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

                  (p) neither Borrower nor any of its Subsidiaries is now obligated, whether directly or indirectly, for any loans or other indebtedness for borrowed money other than (i) the Liabilities; (ii) indebtedness disclosed to LaSalle on Schedule 13(p); (iii) unsecured indebtedness to trade creditors arising in the ordinary course of Borrower's or such Subsidiary's business and
(iv) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of Borrower's or such Subsidiary's business.

                  (q) neither Borrower nor any of its Subsidiaries owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation T,

Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time;

                  (r) except as otherwise disclosed on Schedule 13(r), neither Borrower nor any of its Subsidiaries has any Parents, Subsidiaries or divisions, nor is Borrower or any of its Subsidiaries engaged in any joint venture or partnership with any other Person;

                  (s) Borrower and each of its Subsidiaries is duly organized and in good standing in its jurisdiction of organization and Borrower and each such Subsidiary is duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other jurisdictions in which the failure to so qualify would not have a Material Adverse Effect;

                  (t) neither Borrower nor any of its Subsidiaries is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower or any of its Subsidiaries, except for such defaults or disputes which, individually or in the aggregate, would not have a Material Adverse Effect;

                  (u) there are no controversies pending or threatened between Borrower or any of its Subsidiaries and any of its employees, other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect and Borrower and each of its Subsidiaries is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices, except where the failure to so comply would not have a Material Adverse Effect;

                  (v) Borrower and each of its Subsidiaries possesses, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue to conduct its business as conducted by it on the date of this Agreement;

                  (w) except as set forth on Schedule 13(w), no Benefit Plan is in violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the IRC within the immediately preceding five (5) year period; no Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan has been the subject of a waiver of the minimum funding standard under Section 412 of the IRC, no Benefit Plan has experienced an accumulated funding deficiency under
Section 412 of the IRC, no lien has been imposed upon the such Borrower or any ERISA Affiliate of such Borrower under Section 412(n) of the IRC, no Benefit Plan has been amended in such a way that the security requirements of Section 401(a)(29) of the IRC apply; no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA; the PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit plan; neither Borrower nor any ERISA Affiliate of Borrower would be liable for any amount in the aggregate in excess of $5,000 pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans;

neither Borrower nor any ERISA Affiliate of borrower maintains any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which provides any benefits to an employee or the employee's dependents with respect to claims incurred after the employee separates from service other than is required by applicable law; and neither Borrower or any ERISA Affiliate of Borrower has incurred or expects to incur any withdrawal liability to any Multiemployer Plan;

                  (x) (i) neither Borrower nor any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder; (ii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower's knowledge threatened, and Borrower shall immediately notify LaSalle upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice and take prompt and appropriate actions to respond thereto, with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrower or any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Borrower or any of its Subsidiaries or its business, operations or assets or any properties at which the Borrower or any of its Subsidiaries has transported, stored, disposed of any Hazardous Materials; and
(iii) neither Borrower nor any of its Subsidiaries has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials;

                  (y) Schedule 7 hereto lists all Commercial Tort Claims of the Borrower; and

                  (z) all of the issued and outstanding capital stock of Borrower are held legally and beneficially by Nematron, and no options, warrants, preemptive or similar rights, or any other right to obtain, purchase or subscribe for any such capital stock exist.

Borrower represents, warrants and covenants to LaSalle that (x) all representations and warranties of Borrower contained in this Agreement (whether appearing in paragraph 13 hereof or elsewhere) shall be true at the time of Borrower's execution of this Agreement, and (y) all representations, warranties and covenants of Borrower contained in this Agreement (whether appearing in paragraphs 13 or 14 hereof or elsewhere) shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and shall be remade by Borrower at the time each Loan is made issued pursuant to this Agreement.

                  14. COVENANTS. Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains LaSalle's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees as follows:

                  (a) Borrower and each of its Subsidiaries shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower's and its Subsidiaries' respective business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A;

                  (b) LaSalle, or any Persons designated by it, shall have the right, at any time, upon prior notice (unless a Default or Event of Default shall have occurred and be continuing, in which case no notice shall be required) in the exercise of its commercially reasonable credit judgment, to call at Borrower's and each Subsidiary's places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower's and each Subsidiary's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's and each Subsidiary's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower's and each Subsidiary's business as LaSalle may consider reasonable under the circumstances. Borrower and each Subsidiary shall furnish to LaSalle such information relevant to LaSalle's rights under this Agreement as LaSalle shall at any time and from time to time reasonably request. Borrower authorizes LaSalle (A) to discuss the affairs, finances and business of Borrower and each of its Subsidiaries (1) with any officers of Borrower and each Subsidiary or any Affiliate, and (2) with those employees or directors of Borrower and each Subsidiary and Affiliate with whom LaSalle has determined in its commercially reasonable judgment to be necessary or desirable to converse to protect LaSalle's interests hereunder, under the Other Agreements, or in respect of the Liabilities or Collateral (and such discussions with such employees or directors shall be limited to such extent), and (B) to discuss the financial condition of Borrower and each Subsidiary with Borrower's independent public accountants. Any such discussions shall be without liability to LaSalle or to such accountants. Except as specifically provided in this paragraph 14(b), it is understood that any information provided by Borrower to LaSalle remains subject to the provisions of paragraph 25(e) hereof. Borrower shall pay to or reimburse LaSalle for all reasonable fees, costs, and out-of-pocket expenses incurred by LaSalle in the exercise of its rights hereunder (pursuant to paragraph 5(g) hereof) and all of such costs, fees and expenses shall constitute Loans hereunder;

                  (c) (i) Borrower shall keep the Collateral properly housed and shall keep the Collateral insured against such risks and in such amounts as are customarily insured against by Persons engaged in businesses similar to that of Borrower with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to LaSalle. Originals or certified copies of such policies of insurance have been, or within fifteen (15) days after the Closing Date, shall be, delivered to LaSalle together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to LaSalle, showing loss under such insurance policies payable to LaSalle. Such endorsement, or an independent instrument furnished to LaSalle, shall provide that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of LaSalle to recover under such policy of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to LaSalle. Borrower irrevocably, makes, constitutes and appoints LaSalle (and all officers, employees or agents designated by LaSalle) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, however, that LaSalle shall exercise such rights only upon the occurrence of an Event of Default;

                              (ii) Borrower shall maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to LaSalle and originals or certified copies of such policies have been, or within fifteen (15) days after the Closing Date, shall be, delivered to LaSalle together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing LaSalle as additional insured thereunder and providing that the insurance company shall give LaSalle at least thirty
                                     (30) days written notice before any such policy shall be altered or cancelled; and

                              (iii) If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then LaSalle, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as LaSalle deems advisable. All sums disbursed by LaSalle in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Loans hereunder and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

                  (d) neither Borrower nor any Subsidiary shall use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations; Borrower and Subsidiaries shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted; neither Borrower nor Subsidiary shall permit the Collateral, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; neither Borrower nor any Subsidiary shall sell, lease, grant a security interest in or otherwise dispose of any of the Collateral except as expressly permitted by this Agreement; and neither Borrower nor any Subsidiary shall secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Exhibit A or in any written notice to LaSalle pursuant to paragraph 14(u) hereof, except for the removal of Inventory sold in the ordinary course of Borrower's or such Subsidiary's business as permitted herein;

                  (e) all monies and other property obtained by Borrower from LaSalle pursuant to this Agreement will be used solely for business purposes of Borrower;

                  (f) Borrower shall, at the request of LaSalle, indicate on its records concerning the Collateral a notation, in form satisfactory to LaSalle, of the security interest of LaSalle hereunder, and under the Other Agreements and Borrower shall not maintain duplicates or copies of such records at any address other than Borrower's principal place of business set forth on the first page of this Agreement; provided, however, that Borrower, in the ordinary course of its business, may furnish copies of such records to its accountants, attorneys and other agents or advisors as it may determine to be necessary or desirable, in the exercise of its commercially reasonable judgment;

                  (g) Borrower and each Subsidiary shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released, unless and to the extent that (i) such tax is being contested in good faith by appropriate proceedings and is adequately reserved for, to the extent required by GAAP, on its balance sheet, or (ii) the failure to pay would not have a Material Adverse Effect;

                  (h) Borrower shall not (i) incur, create, assume or suffer to exist any indebtedness other than (A) the Liabilities, (B) unsecured indebtedness owing in the ordinary course of business to trade suppliers or utilities, (C) any other indebtedness described in Schedule 13(p) hereof, (D) purchase money indebtedness for fixed assets, and (E) indebtedness to Nematron for money borrowed by Borrower during the Original Term or any Renewal Term, and not exceeding $1,500,000 in the aggregate at any one time outstanding; or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (i) Borrower shall not engage in any merger or consolidation except where the Borrower is the surviving entity; no Subsidiary shall engage in any merger or consolidation except where the Borrower or a Subsidiary is the surviving entity; neither Borrower nor any Subsidiary shall sell, lease or otherwise dispose of all or substantially all of its assets; neither Borrower nor any Subsidiary shall create any new Subsidiary; no Subsidiary shall issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock; Borrower shall not permit any of its Subsidiaries to own or hold any property or to conduct any business; neither Borrower nor any Subsidiary shall engage in any businesses other than the businesses currently engaged in by Borrower or such Subsidiary or businesses reasonably related thereto;

                  (j) Borrower shall not (i) purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for, the repurchase, redemption, defeasance or retirement of any class of its stock; or (ii) make any optional payment or prepayment on or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement;

                  (k) neither Borrower nor any Subsidiary shall make any loans to, or investment in, any Person, whether in cash, securities or other property of any kind, other than (i) Permitted Investments, (ii) loans made to any Subsidiary prior to the Original Term or any Renewal Term and disclosed on
Schedule 13(p), (iii) loans permitted under paragraph 14(o), and (iv) loans from any Subsidiary of the Borrower to the Borrower on such terms as may be reasonably acceptable to LaSalle.

                  (l) neither Borrower nor any Subsidiary of the Borrower shall
(i) change its fiscal year (provided, however, that on the Closing Date, Borrower shall change its fiscal year to a Fiscal Year ending December 31 of each calendar year), or (ii) permit any amendment or modification to be made to its organizational documents which is materially adverse to the interests of LaSalle (provided that Borrower shall notify LaSalle of any other amendment or modification thereto as soon as practicable thereafter);

                  (m) Borrower shall not make Capital Expenditures and payments under synthetic or off-balance sheet leases aggregating more than One Hundred Fifty Thousand Dollars ($150,000) during any Fiscal Year. The calculation and determination of this covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of Nematron and its Subsidiaries delivered on or before the Closing Date;

                  (n) Borrower shall reimburse LaSalle for all costs and expenses including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel), incurred by LaSalle in connection with the documentation and consummation of this transaction and any amendments or modifications of this Agreement or the Other Agreements or other transactions between Borrower and LaSalle, including, without limitation, Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to collect, protect or enforce any rights in or to the Collateral or incurred by LaSalle in seeking to collect any Liabilities and to administer and enforce any of LaSalle's rights under this Agreement. Borrower shall also pay all normal service charges with respect to accounts maintained by LaSalle for the benefit of Borrower. All such costs, expenses and charges shall constitute Loans hereunder;

                  (o) except as otherwise permitted under paragraph 14(k) neither Borrower nor any Subsidiary shall make any loan (it being understood that prepaid expenses, deposits and accounts receivable for goods sold in the ordinary course of business do not constitute loans under this paragraph 14(o)) to any Person except travel advances made to employees in the ordinary course of business and Borrower's loans to its employees not exceeding Fifty Thousand Dollars ($50,000) to any single Person and One Hundred Thousand Dollars ($100,000) in the aggregate outstanding for all

Persons at any one time; provided, that no Event of Default shall have occurred and be continuing prior to, or would occur as a result of, any such payment;

                  (p) Borrower shall not enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of Borrower except in the ordinary course of business for fair consideration and on terms no less favorable to Borrower or such Subsidiary as are available from unaffiliated third parties;

                  (q) Borrower shall promptly advise LaSalle in writing of any Material Adverse Effect or the occurrence of any Default or Event of Default;

                  (r) neither Borrower nor any Subsidiary shall make material changes in the ownership or operations of Borrower or such Subsidiary without LaSalle's express prior written consent, which consent, absent a Change of Control, shall not be unreasonably withheld; provided that this paragraph 14(r) shall not prohibit Borrower from issuing additional shares of its capital stock;

                  (s) Borrower shall notify LaSalle of all Commercial Tort Claims and shall cause LaSalle to have a perfected, first priority security interest therein at all times;

                  (t) Borrower shall maintain all of its operating and deposit accounts (other than the Blocked Account) with Standard Federal. Borrower and Standard Federal shall have in effect at all times a lockbox and blocked account agreement in favor of LaSalle, which agreement shall be in form and substance satisfactory to LaSalle;

                  (u) Borrower shall promptly (but in no event less than ten
(10) days prior thereto) advise LaSalle in writing of any of the following actions or occurrences by Borrower or any Subsidiary: the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of its books, records and accounts (or copies thereof) or the opening or closing of any post office box;

                  (v) Borrower shall promptly notify LaSalle in writing if Borrower learns that any such Eligible Account subsequently becomes ineligible;

                  (w) Borrower shall, promptly upon becoming aware of any pending or threatened action or proceeding which is reasonably likely to have a Material Adverse Effect, give written notice thereof to LaSalle;

                  (x) Borrower shall notify LaSalle in writing within ten (10) days of the change of its name or the use of any tradenames or division names not previously disclosed to LaSalle in writing;

                  (y) (i) Borrower and each Subsidiary shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted; (ii) Borrower and each Subsidiary shall not permit any such items to become a fixture to real estate or an accession to other personal property; (iii) from time to time Borrower and each Subsidiary may sell, exchange or otherwise dispose of obsolete, unused or worn out Equipment; and (iv) Borrower, immediately on demand by LaSalle, shall deliver to LaSalle any and all evidence of ownership of, including, without limitation, certificates of title and applications of title to, any of the Equipment; and

                  (z) Borrower shall, following the determination by any governmental authority that there is non-compliance, or any condition which requires any action by or on behalf of Borrower or any Subsidiary in order to avoid any non-compliance, with any Environmental Law, at Borrower's expense, cause an independent environmental engineer reasonably acceptable to LaSalle to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

                  15. CONDITIONS PRECEDENT.

                  (a) The obligation of LaSalle to fund the initial Loan is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

                      (i) LaSalle shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 15(a)(i) (the "CLOSING AGENDA");

                      (ii) Since December 31, 1999, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by LaSalle in its sole discretion;

                      (iii) LaSalle shall have received payment in full of all fees and expenses payable to it by Borrower and Nematron on or before the Closing Date;

                      (iv) LaSalle shall have determined that immediately after giving effect to (A) the making of the initial Loans, if any, requested to be made on the Closing Date and (B) the payment or reimbursement by Borrower of LaSalle for all closing costs and expenses incurred in connection with the transactions contemplated hereby and by the Nematron Loan Agreement, on a pro forma basis the Combined Excess Availability shall not be less than One Million Dollars ($1,000,000), and the chief executive officer or chief financial officer of each of the Borrower or Nematron shall have delivered to LaSalle a certificate to such effect;

                      (v) LaSalle shall have received evidence satisfactory to LaSalle that the transactions contemplated by the Stock Purchase Agreement shall have been consummated strictly in accordance with their terms and that all governmental and other third party approvals or consents necessary in connection therewith have been obtained and are in full force and effect;

                      (vi) All conditions precedent set forth in paragraph 15 of the Nematron Loan Agreement shall have been satisfied strictly in accordance with their terms; and

                      (vii) The Obligors shall have executed and delivered to LaSalle all documents which LaSalle determines are reasonably necessary to consummate the transactions contemplated hereby and by the Nematron Loan Agreement.

                  After the Closing Date, the obligation of LaSalle to make any requested Loan is subject to the satisfaction of the conditions precedent set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

                      (i) All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date;

                      (ii) No Default or Event of Default shall have occurred, or would result from the making of the requested Loan, which has not been waived; and

                      (iii) Since the Closing Date, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

                  16. DEFAULT. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" hereunder:

                  (a) the failure of any Obligor to pay when due, declared due, or demanded by LaSalle in accordance with the terms hereof, any of the Liabilities and, in the case of Liabilities other than scheduled principal, interest or fees, such Liabilities shall remain unpaid for three days;

                  (b) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement, the Nematron Loan Agreement or any of the Other Agreements, in each case to the extent each is a party thereto, and the continuation of such failure for a period of thirty (30) days;

                  (c) the making or furnishing by any Obligor to LaSalle of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement, the Nematron Loan Agreement or the Other Agreements or in connection with any other agreement between such Obligor and LaSalle, which is untrue or misleading in any material respect, or the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreement of such Obligor under any other agreement with any Person if such failure has or is reasonably likely to have a Material Adverse Effect;

                  (d) the creation (whether voluntary or involuntary) of any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making of, any levy, seizure or attachment thereof;

                  (e) the commencement of any proceedings (i) in bankruptcy by or against any Obligor, (ii) for the liquidation or reorganization of any Obligor, (iii) alleging that such Obligor is insolvent or unable to pay its debts as they mature, or (iv) for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings;

                  (f) the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings;

                  (g) the entry of any judgment(s) or order(s) in excess of $100,000, individually or in the aggregate against any Obligor which remains unsatisfied or undischarged, or with respect to which an insurer has not acknowledged full responsibility in writing, and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

                  (h) the occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to LaSalle pursuant to which such Person has guaranteed to LaSalle the payment of all or any of the Liabilities or has granted LaSalle a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities;

                  (i) the occurrence of an event of default under any other agreement(s) or instrument(s) evidencing indebtedness for borrowed money in excess of $100,000, individually or in the aggregate, executed or delivered by Borrower or pursuant to which agreement or instrument Borrower or its properties is or may be bound;

                  (j) a Change of Control shall have occurred;

                  (k) if any Reportable Event shall have occurred or any Benefit Plan shall be terminated within the meaning of title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Benefit Plan, the PBGC shall institute proceedings to terminate any Benefit Plan, or there shall be a withdrawal from any Multiemployer Plan, and there shall be a Material Adverse Effect in the case of any event described in this paragraph 16(k);

                  (l) the occurrence of any event or condition which has a Material Adverse Effect which is not reasonably susceptible of cure within thirty (30) days after such occurrence;

                  (m) the occurrence of any event or condition which has a Material Adverse Effect which is susceptible of cure and either (i) such event or condition shall remain uncured for a period of thirty (30) days after the occurrence thereof, or (ii) the Borrower shall have ceased diligent efforts to procure such cure;

                  (n) an "Event of Default" within the meaning of the Nematron Loan Agreement; or

                  (o) a breach or violation of paragraph 14(m) of the Nematron Loan Agreement and the continuation of such breach or violation for a period of thirty (30) days.

Notwithstanding anything contained in this paragraph 16 or contained in any other provision of this Agreement or Other Agreements to the contrary, in the event of the institution of any proceedings described in paragraph 16(e) hereof against Borrower, LaSalle shall not be obligated to make advances to Borrower during the forty-five (45) day grace period provided in paragraph 16(e).

                  17. REMEDIES UPON AN EVENT OF DEFAULT.

                  (a) Upon the occurrence of an Event of Default described in paragraph 16(e) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all of the Liabilities may, at the option of LaSalle, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

                  (b) Upon the occurrence and during the continuance of an Event of Default, LaSalle may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of LaSalle's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, LaSalle may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and LaSalle shall have the right to store the same at any of Borrower's premises without cost to LaSalle. At LaSalle's request, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to LaSalle at one or more places to be designated by LaSalle and reasonably convenient to LaSalle and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to LaSalle, and Borrower agrees that LaSalle shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least ten (10) calendar days before such disposition. Any proceeds of any disposition by LaSalle of any of the Collateral may be applied by LaSalle to the payment of expenses in connection with the Collateral including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel) and any balance of such proceeds may be applied by LaSalle toward the payment of such of the Liabilities, and in such order of application, as LaSalle may from time to time elect.

                  18. INDEMNIFICATION. Borrower agrees to defend (with counsel reasonably satisfactory to LaSalle), protect, indemnify and hold harmless LaSalle, each affiliate or subsidiary of LaSalle, and each of their respective officers, directors, employees, attorneys and agents (each an "INDEMNIFIED PARTY") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans or the use or intended use of the proceeds of the Loans; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the bad faith or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall constitute a Loan hereunder. The provisions of this paragraph 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

                  19. NOTICES. All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and (a) in the case of LaSalle shall be sent to it at both (i) 135 South LaSalle Street, Chicago, Illinois 60603, Attention: Operations Manager (if by telecopy to (312) 904-6450), and (ii) Two Honey Creek Corporate Center, 115 South 84th Street, Suite 220, Milwaukee, Wisconsin 53214, Attention: Mr. Bruce A. Sprenger, Senior Vice President (if by telecopy to (414) 256-5099)), and (b) in the case of Borrower shall be sent to Borrower at its principal place of business as set forth on the first page of this Agreement (if by telecopy to (248) 393-3670).

                  20. CHOICE OF GOVERNING LAW AND CONSTRUCTION. This Agreement and the Other Agreements are submitted by Borrower to LaSalle for LaSalle's acceptance or rejection at LaSalle's principal place of business as an offer by Borrower to borrow monies from LaSalle now and from time to time hereafter, and shall not be binding upon LaSalle or become effective until accepted by LaSalle, in writing, at said place of business. If so accepted by LaSalle, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF WISCONSIN AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

                  21. FORUM SELECTION AND SERVICE OF PROCESS. To induce LaSalle to accept this Agreement, Borrower irrevocably agrees that, subject to LaSalle's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS

HAVING SITUS WITHIN THE CITY OF MILWAUKEE, STATE OF WISCONSIN. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Borrower hereby irrevocably appoints and designates CT Corporation, whose address is 44 East Mifflin Street, Madison, Wisconsin (or any other person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate upon ten (10) days written notice to LaSalle and who LaSalle has agreed in its reasonable discretion in writing is satisfactory and who has executed an agreement in form and substance reasonably satisfactory to LaSalle agreeing to act as such attorney and agent), as Borrower's true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such person shall constitute personal service of such process upon Borrower. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LASALLE IN ACCORDANCE WITH THIS PARAGRAPH.

                  22. MODIFICATION AND BENEFIT OF AGREEMENT. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and LaSalle. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof including, without limitation, Borrower's rights, titles, interest, remedies, powers or duties thereunder. Borrower hereby consents to LaSalle's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein including, without limitation, LaSalle's rights, titles, interest, remedies, powers and/or duties thereunder, provided that no such sale, assignment, transfer or other disposition shall be to Bank One Corporation, Michigan National Corporation or Key Bank Corporation or any Subsidiary thereof (collectively, "EXCLUDED BANKS"). Borrower agrees that it shall execute and deliver such documents as LaSalle may request in connection with any such sale, assignment, transfer or other disposition.

                  23. HEADINGS OF SUBDIVISIONS. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

                  24. POWER OF ATTORNEY. Borrower acknowledges and agrees that its appointment of LaSalle as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

                  25. WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY.

                  (A) LASALLE AND BORROWER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT OF BORROWER OR LASALLE OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND

LASALLE. IN NO EVENT SHALL LASALLE BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

                  (B) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LASALLE OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

                  (c) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws (other than rights under the Uniform Commercial Code).

                  (d) LaSalle's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of LaSalle thereafter to demand strict compliance and performance therewith. Any suspension or waiver by LaSalle of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of LaSalle in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by LaSalle unless such suspension or waiver is in writing, signed by a duly authorized officer of LaSalle and directed to Borrower specifying such suspension or waiver.

                  (e) Borrower has furnished and will furnish to LaSalle certain information concerning Borrower which Borrower has advised is non-public, proprietary or confidential in nature ("CONFIDENTIAL INFORMATION"). LaSalle confirms to the Borrower that it is LaSalle's policy and practice to maintain in confidence all Confidential Information which is provided to it under agreements providing for the extension of credit and which is identified to it as such, and that it will protect the confidentiality of, and not disclose, Confidential Information submitted to it with respect to Borrower under this Agreement, commensurate with its efforts to maintain the confidentiality of its own Confidential Information, provided, however, that (i) nothing contained herein shall prevent LaSalle from disclosing Confidential Information (A) to its Affiliates and their respective directors, officers, and employees and to any legal counsel, auditors, appraisers, consultants or other persons retained by it or its Affiliates as professional advisors, on the condition that such information not be further disclosed except in compliance with this paragraph 25(e); (B) as may be required by any regulatory authority having jurisdiction over it or its operations or to, or under the authority of, any court deemed by it to be of competent jurisdiction; (C) to any actual or potential assignee of or participant in LaSalle's rights and obligations under this Agreement (but not any Excluded Bank) to the extent such actual potential assignee or participant has agreed to maintain such information in confidence on the basis set forth in this paragraph 25(e); and (D) as necessary in connection with the exercise of its remedies under this Agreement or any of the Other Agreements; (ii) the terms of this paragraph 25(e) shall be inapplicable to any information furnished to LaSalle which is in LaSalle's possession prior to the delivery to it of such information by Borrower or any other authorized Person, or otherwise has been obtained by it on a non-confidential basis, or which was or becomes available to the public or otherwise part of the public domain (other than as a result of LaSalle's failure or any prospective participant's or assignee's failure to abide hereby), or which was not non-public, proprietary or confidential when Borrower or any other authorized Person delivered it to LaSalle; and (iii) the determination by LaSalle as to the application of any of the circumstances described in the foregoing clauses (i) and (ii) will be rebuttably presumed conclusive and binding if made in good faith.

                  (f) Notwithstanding subparagraph (e) above, Borrower consents to LaSalle publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

                          [SIGNATURE PAGE(S) TO FOLLOW]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in Milwaukee, Wisconsin, as of the date first above written.

                                   LASALLE BUSINESS CREDIT, INC.



                                   By: /s/ Dale P. Grzenia
                                       --------------------------------------
                                       Dale P. Grzenia, Vice President

                                   A-OK CONTROLS
                                   ENGINEERING, INC., A MICHIGAN CORPORATION

                                   By: /s/ David P. Gienapp
                                       ---------------------------------------
                                       David P. Gienapp
                                       Vice President - Finance and
                                       Administration, and Secretary